Comparison of change in value of $10,000 investment in Dreyfus Insured Municipal Bond Fund, Inc. and the Lehman Brothers Municipal Bond Index

EXHIBIT A:

                Dreyfus        Lehman
                Insured       Brothers
   PERIOD      Municipal     Municipal
                 Bond           Bond
              Fund, Inc.      Index *

  4/30/92       10,000        10,000
  4/30/93       11,335        11,265
  4/30/94       11,252        11,508
  4/30/95       11,742        12,274
  4/30/96       12,279        13,249
  4/30/97       13,045        14,128
  4/30/98       14,129        15,442
  4/30/99       15,089        16,515
  4/30/00       14,719        16,363
  4/30/01       16,111        18,060
  4/30/02       17,090        19,325

* Source: Lipper Inc.